Exhibit 10.81

SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER

This Separation Agreement, General Release and Waiver (the “Agreement and Release”) is entered into between Jeffrey Berkowitz (“I” or “Team Member”) and Walgreens Boots Alliance, Inc. (“WBA”) and Walgreen Co. (“Walgreens”).  WBA and Walgreens are collectively referred to herein as the “Company,” and, along with their respective parents, subsidiaries, affiliated companies, predecessors, successors and assigns, as the “Company Parties”).  This Agreement and Release describes the application of certain compensation, benefits, and other terms and conditions in connection with Team Member’s termination of employment from the Company.  Terms used herein but not otherwise defined shall have the meanings given to them in the Plan defined in paragraph 2 below.  The parties agree as follows:

1.         Termination of Employment.  Team Member’s termination of employment with the Company (the “Termination Date”) shall be effective as of the date designated by the Company and communicated to Team Member in a separate Summary of Separation Benefits, as may updated from time to time prior to the final designated Termination Date.

2.         Consideration.  As consideration for agreeing to all terms and conditions of this Agreement and Release, Team Member shall receive all payments and benefits applicable to his or her position level under the terms of the Walgreens Boots Alliance, Inc. Executive Severance and Change in Control Plan, effective as of December 31, 2014, as amended from time to time before the date hereof (the “Plan”).  These Plan payments and benefits are summarized in parts (a), (b) and (c) below, subject in all cases to the provisions of the Plan, which control in the event of any inconsistency or ambiguity.  Team Member understands and agrees that these Plan benefits represent, at least in part, consideration for signing this Agreement and Release and are not salary, wages or benefits to which Team Member was already entitled, and such Plan benefits will not be provided unless Team Member executes this Agreement and Release and does not revoke this Agreement and Release within the time period permitted hereafter.

(a)       Pro-rata Annual Incentive for the fiscal year in which the Termination Date occurs, pursuant to Section 4.01(a)(ii) of the Plan;*

(b)       Severance Payment pursuant to Section 4.01(a)(ii) of the Plan – equal to the Severance Multiple that applies to Team Member’s position level under Section 2.32 of the Plan; and

(c)       Subsidized COBRA coverage as applicable under Section 4.01(c) of the Plan.

*  To the extent the underlying Company incentive program provides for discretionary incentive payout adjustments based on individual performance, it is agreed that the calculation of Team Member’s Pro-rata Annual Incentive shall not be adjusted up or down based on individual performance..

(d)       As further consideration for agreeing to all terms and conditions of this Agreement and Release, to the extent Team Member has outstanding WBA stock options and/or restricted stock units granted in calendar year 2012 that are forfeited as of the Termination Date, Team Member shall also receive a pro-rated cash payment to be calculated as follows:

(i)         Stock option:  Payment amount (less tax withholdings) equal to (A) the number of shares subject to the stock option, multiplied by (B) the excess of the “WBA Stock Price” over the exercise price for such stock option, multiplied by (C) the number of full months from the grant date through the Termination Date divided by 36 months.

(ii)        Restricted stock units:  Payment amount (less tax withholdings) equal to (A) the number of units, multiplied by (B) the “WBA Stock Price,” multiplied by (C) the number of full months from the grant date through the Termination Date divided by 36 months.

For purpose of the above, the “WBA Stock Price” shall be $91.25, the average closing price of WBA common stock over the 30 trading days immediately preceding the first day of August 2015.  Payment of this amount shall be made within 45 days following expiration of the revocation period of this Agreement and Release and, for the avoidance of doubt, shall not be considered by the parties to be nonqualified deferred compensation subject to Section 409A.

(e)       Team Member shall receive the following remaining global assignment and repatriation benefits in full satisfaction of any remaining obligations of the Company to the Team Member under the Company’s Long-Term Global Assignment Relocation Policy (the “Relo Policy”), the Assignment Agreement entered into between Team Member and Walgreen Co. as of November 15, 2012 (the “Assignment Agreement”), and any other verbal or written communications between the parties addressing this subject matter:

(i)         Pursuant to the terms of the Assignment Agreement, continued tax advisory services and tax equalization for any tax years relating to Team Member’s services for the Company which implicate foreign tax and/or tax equalization, to the extent not already paid or provided, including for any tax years not completed or filed or for which taxes may become due or are otherwise owed;

(ii)        Pursuant to the Relo Policy, (A) movement of household goods back to Team Member’s New Jersey home; (B) coverage of home and/or automobile lease termination costs; and (C) reinstatement in US health coverage;

(iii)       In lieu of the loss on sale benefit that would have applied under the Relo Policy had Team Member sold his cars upon relocation to Switzerland, reimbursement of U.S. automobile maintenance for up to $5,000 each for up to two vehicles; and

(iv)      It is agreed that Team Member will not have to repay to the Company any relocation expense allowances, costs, or reimbursements.

Attached as Exhibit A and incorporated by reference is a Summary of Separation Benefits, which the Company represents and warrants is a true and accurate summary of the payments and benefits to be provided to Team Member, including references to the payments and benefits provided pursuant to the Plan and other company plans, programs and award agreements (collectively, the “Governing Documents”).  In the event of any ambiguity or inconsistency between Exhibit A and any of the Governing Documents, the applicable Governing Document(s) shall control.

3.         General Release.  I hereby release and forever discharge as of the date hereof the Company Parties and their respective affiliates, subsidiaries and direct or indirect parent entities, including, but not limited to Walgreen Swiss International GmbH (Berne, Switzerland) and Walgreens Boots Alliance Development GmbH (Berne, Switzerland), and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below in this Agreement and Release.  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder

Except as provided in paragraphs 5, 7, 11, and 13 below and except for the provisions of the Plan which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my immediate family members, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement and Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my immediate family members, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; or their US or foreign (including Swiss) state or local counterparts; or under any other US or foreign (including Swiss) federal, state or local civil or human rights law, or under any other US or foreign (including Swiss) local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

4.         No Assignment of Claims.  I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 3 above.

5.         Waiver of Rights.  I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I am not waiving (i) any right to the Accrued Obligations described in Section 2.03 of the Plan or any severance benefits to which I am entitled under the Plan, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its Affiliates, (iv) my rights under any equity awards that survive termination of employment; (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or (vi) my rights to non-qualified deferred compensation due under any applicable Company plans in which I have participated.

6.         Class and Collective Action Waiver.  In signing this Agreement and Release, I hereby agree not to bring or participate in any class or collective action against the Company and/or the other Released Parties that asserts, in whole or in part, any claims that arose before I signed this Agreement and Release, whether or not such claims (if brought by me individually) are released by this Agreement and Release.

7.         Government Agency Claims. Nothing in this Agreement and Release, including the General Release provision in paragraph 3, the Release Given Full Force and Effect provision in paragraph 8, the Confidentiality provision in paragraph 10, the Non-Disparagement provision in paragraph 13, the Cooperation provision in paragraph 16, and the Consequences of a Breach provision in paragraph 18 should be read to prevent or prohibit me from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”) or Securities Exchange Commission (“SEC”) and their applicable state and/or local equivalents.  Nor should anything in this Agreement and Release be read to deter or prevent me from cooperating with or providing information to such a governmental agency during the course of its investigation or during litigation.  However, I understand and agree that I may not recover any monetary benefit as a result of any claim brought on my behalf by any government agency.

8.         Release Given Full Force and Effect.  In signing this Agreement and Release, except as set forth in paragraph 7, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any US or foreign (including Swiss) state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this Agreement and Release and that without such waiver I would not have become a Participant in the Plan.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Agreement and Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described herein as of the execution of this Agreement and Release.

9.         Non-Admissions.  I agree that neither this Agreement and Release, nor the furnishing of the consideration for this Agreement and Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

10.       Confidentiality.  Except as set forth in paragraph 7 or as disclosed by the Company in any public filings, I agree that this Agreement and Release and the benefits to which I am entitled under the Plan are confidential and agree not to disclose any information regarding the terms of this Agreement and Release or the Plan, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or to a successor employer respecting the terms of any restrictive covenants to which I may be subject, or as required by law, and I will instruct each of the foregoing not to further disclose the same to anyone

In addition, I agree not to use or disclose any Confidential Information, as defined below, to any person or entity other than the Company, either before or after the Termination Date, without the Company's prior written consent.  Confidential Information means information not generally known by the public about processes, systems, products or services, including proposed products or services, business information, pricing, sales, promotions, financial performance, know-how, or trade secrets of the Company.

11.       Regulatory Disclosures.  Any non‑disclosure provision in this Agreement and Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Agreement and Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other  regulatory organization or any governmental entity.

12.       Knowledge of Potential Claims.  I represent that I am not aware of any claim by me other than the Claims that are released by this Agreement and Release.  I acknowledge that I enter into this Agreement and Release despite understanding that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the Agreement and Release set forth in paragraph 3 above and which, if known or suspected at the time of entering into this Agreement and Release, may have materially affected this Agreement and Release and my decision to enter into it.

13.       Non-Disparagement.  Except as set forth in paragraph 7, I agree that I will not make derogatory statements, either written or oral, or otherwise disparage any Released Party or the Company’s products or services, except as may be required by law.  Nor shall I direct, arrange or encourage others to make any such derogatory or disparaging statements on my behalf.

14.       Non-Solicitation.  I agree that for two years after my Termination Date for any reason, whether voluntary or involuntary:

(a)       I will not directly or indirectly, offer, provide or sell or participate in offering, providing or selling, products or services competitive with or similar to products or services offered by, developed by, designed by or distributed by the Company to any person, company or entity which was a customer, potential customer or referral source of the Company for such products or services and with which I had direct contact or which I learned confidential information regarding products or services at any time during the last two years of my employment with the Company;

(b)       I will not directly or indirectly solicit or participate in soliciting products or services competitive with or similar to products or services offered by, developed by, designed by or distributed by the Company to any person, company or entity which was a customer, potential customer or referral source of the Company for such products or services and with which I had direct contact or about which I learned confidential information regarding such products or services at any time during the last two  years of my employment with the Company;

(c)       I will not knowingly, nor will I assist any third party to, directly or indirectly (i) raid, hire, solicit, or attempt to persuade any employee of the Company or any person who was an employee of the Company during the 6 months preceding the termination of my employment with the Company,  who possesses or had access to confidential information of the Company, to leave the employ of the Company; (ii) interfere with the performance by any such persons of their duties for the Company; or (iii) communicate with any such persons for the purposes described in items (i) and (ii) in this paragraph.

15.       Return of Property.  I agree that, no later than my Termination Date, I will have returned all Company property, and no Company property has been retained by me, regardless of the form in which it was acquired or held by me.

16.       Cooperation.  Subject to paragraphs 7 and 11 above, I agree at all times to fully and completely cooperate with the Company and its agents and representatives, without additional compensation, during and in connection with all litigation, potential litigation, internal or external investigations, and business matters in which the Company is involved or may become involved, subject to reimbursement of reasonable travel expenses if travel is requested and approved in advance by the Company.

17.       Repayment Upon Rehire.  I acknowledge that I am obligated to repay all Plan benefits to the Company if I am rehired by any Company Party within 30 days of the Termination Date.  If I am rehired by any Company Party more than 30 days after the Termination Date, I may keep Plan benefits covering the portion of the Severance Period between the Termination Date and rehire date, but must repay the remainder of Plan benefits to the Company.  I further acknowledge that I am not eligible for rehire until I make the repayment described herein.

18.       Consequences of Breach.  I agree that Plan benefits and any other consideration listed in paragraphs 2(a)-2(d) above (collectively, the “Consideration”) are conditioned on my material compliance with all of my commitments set forth in this Agreement and Release. In the event of any material breach of this Agreement and Release by me, the Company shall be entitled to discontinue payment of all of the Consideration not already paid to me.  In addition, I acknowledge that the Confidentiality, Non-Disparagement and Non-Solicitation covenants of this Agreement and Release are necessary to enable the Company to maintain its competitive position and any actual or threatened material breach of any of these covenants will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of any actual or threatened material breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper.  The foregoing stipulated damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.  In any legal action to enforce the terms of this Agreement and Release, the prevailing party shall be entitled to collect its reasonable attorney’s fees and court costs from the non-prevailing party.

19.       No Future Waiver.  Notwithstanding anything in this Agreement and Release to the contrary, this Agreement and Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Plan that occurs after the date hereof.  I further agree that this Agreement and Release does not waive or release any rights or claims that I may have, including under the Age Discrimination in Employment Act, which arise after the date I execute this Agreement and Release.

20.       Governing Law and Severability.  Federal or state law within the State of Illinois shall govern the validity, enforcement and interpretation of this Agreement and Release notwithstanding any state’s choice of law provisions to the contrary.  In the event any portion of this Agreement and Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement and Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21.       Section 409A.  This Agreement and Release is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Team Member pursuant to this Agreement and Release are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption or as short-term deferrals, and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding any other provision in this Agreement and Release, if Team Member is a “specified employee,” as defined in Section 409A of the Code, as of the date of Team Member’s separation from service, then to the extent any amount payable to Team Member constitutes the payment of non-qualified deferred compensation, within the meaning of Section 409A of the Code, is payable upon Team Member’s separation from service, and under the terms of this Agreement and Release would be payable prior to the six-month anniversary of Team Member’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service, and (b) the date of Team Member’s death. To the extent that reimbursements or other in-kind benefits under this Agreement and Release constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) all expenses or other reimbursements hereunder shall be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Team Member, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

22.       Complete Agreement.  This Agreement and Release, as well as its Exhibit A, constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior proposals, understandings, and agreements (written, oral or implied) regarding all matters addressed herein, except Team Member shall continue to be bound by all obligations set forth in any prior agreements, undertakings, waivers and assignments involving confidential information, inventions, non‑competition, non‑solicitation, non‑inducement, patents, copyrights, trademarks and other intellectual property, and compliance with laws and policies, specifically including but not limited to the Non‑Competition, Non‑Solicitation and Confidentiality Agreement(s) executed by Team Member in connection with one or more Company Restricted Stock Unit grants.  The terms of this Agreement and Release may not be altered or modified except by written agreement of Team Member and the Company.  In connection with this Agreement and Release’s acceptance and execution, neither Team Member nor the Company is relying on any representation or promise that is not expressly stated in this Agreement and Release.

23.       Successors.  This Agreement and Release shall inure to the benefit of and be enforceable by Team Member and by Team Member’s personal or legal representatives, executors and administrators and by the Company and its successors and assigns.  In the event of the death of Team Member while any amounts are payable to Team Member hereunder, all such amounts, unless otherwise provided herein or in the Plan, shall be paid in accordance with the terms of this Agreement and Release to Team Member’s estate.

24.       BY SIGNING THIS AGREEMENT AND RELEASE, I REPRESENT AND AGREE THAT:

(a)       I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(b)       I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(c)       THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(d)       I HAVE HAD AT LEAST 45 DAYS FROM THE DATE OF MY RECEIPT OF THIS AGREEMENT AND RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS AGREEMENT AND RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 45‑DAY PERIOD;

(e)       I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS AGREEMENT AND RELEASE TO REVOKE IT AND THAT THIS AGREEMENT AND RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED (NOTICE OF REVOCATION MUST BE RECEIVED BY THE DIRECTOR, EMPLOYMENT LAW, WITHIN THE SEVEN (7) DAY PERIOD: MAIL: 104 WILMOT ROAD, MS #1416, DEERFIELD, ILLINOIS 60015; FAX: (847) 368‑6805.

(f)        I HAVE RECEIVED, TOGETHER WITH THIS AGREEMENT AND RELEASE, A LISTING OF THE JOB TITLES AND AGES OF THE TEAM MEMBERS IN THE PORTION OF WALGREENS’ WORKFORCE FROM WHICH I WAS SELECTED FOR TERMINATION WHO WERE SELECTED AND NOT SELECTED FOR TERMINATION;

(g)       I HAVE SIGNED THIS AGREEMENT AND RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)       I AGREE THAT THE PROVISIONS OF THIS AGREEMENT AND RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Dated: 9/25/15	/s/ Jeffrey Berkowitz
Participant Signature

Jeffrey Berkowitz
Participant Name

Dated: 10/14/15	/s/ Kathleen Wilson-Thompson
Company Representative
Kathleen Wilson-Thompson
EVP and Global Chief Human Resources Officer

Please sign above within the time period specified in paragraph 24(d) above, and then return all 6 pages of this Agreement and Release to your direct manager or in the attached prepaid envelope.  The other copy of the Agreement and Release is for you to sign and retain for your records.

Please note that you are not authorized to make any changes to this Agreement and Release.  Any such changes will void the Agreement and Release.

EXHIBIT A

Summary of Separation Benefits for Jeffrey Berkowitz

This is a summary of your separation benefits for which you are eligible based on the Termination Date listed below.

Termination Date	07/14/2015	Hire Date	09/27/2010 (4 yrs., 9 mos.)
		Age	49

Paid Time Off (“PTO”)	Your accrued unused PTO and unused frozen vacation hours will be paid to you in a lump sum within four (4) weeks of your termination date.
Severance	$2,359,800.00 (equal to 24 months’ salary plus target bonus, gross amount, paid monthly over the 24-month severance period)
Additional Cash Payment
Total estimated payment of $3,596,172, consisting of the following amount(s):

•      $2,717,280, representing make-up pro-rated payment estimate for forfeited stock option granted in 2012 (gross amount paid in a lump sum)[1]
•      $878,892, representing make-up pro-rated payment estimate for forfeited restricted stock units granted in 2012 (gross amount paid in a lump sum) [1]

Fiscal 2015 Bonus	Pro-rated FY 2015 bonus, based on eligible earnings and adjusted for company performance, to be paid in November 2015.
Global Assignment and Repatriation	See paragraph 2(e) of Separation Agreement, General Release and Waiver for listing of remaining benefits.
Executive and Omnibus Plan Stock Options
Options become vested three years after grant date.

Options awarded under the Executive Stock Option Plan prior to 1/9/2013:

Exercise vested options within 60 days following your Termination Date or by the expiration date, whichever is sooner.  Remaining unvested or unexercised stock options are forfeited.

Grant Date	Options Granted/ Outstanding	Grant Price	Status
9/27/2010	37,633	$30.35	Vested
9/1/2011	31,488	$35.65	Vested
11/1/2012	54,833	$35.50	Forfeit

Options awarded under the 2013 Omnibus Incentive Plan between 1/9/2013 and 10/31/2014:

Unvested options will be deemed to have 1 year of additional service credit as of your Termination Date.  Exercise vested options within 60 days following your Termination Date or by the expiration date, whichever is sooner. Remaining unvested or unexercised options are forfeited.

Grant Date	Options Granted/ Outstanding	Grant Price	Status
11/1/2013	46,954	$60.52	Forfeit

1 Value based on the average Walgreen Boots Alliance, Inc. closing stock price for the 30 trading days prior to the month of August 2015.

EXHIBIT A

Summary of Separation Benefits for Jeffrey Berkowitz

This is a summary of your separation benefits for which you are eligible based on the Termination Date listed below.

Options awarded under the 2013 Omnibus Incentive Plan on 11/1/2014:

Exercise vested options within 90 days following your Termination Date or by the expiration date, whichever is sooner. Remaining unvested or unexercised options are forfeited.

Grant Date	Options Granted/ Outstanding	Grant Price	Status
11/1/2014	43,416	$64.22	Forfeit

Options may only be exercised during an open trading window.

Please refer to your Fidelity account (www.Fidelity.com) to view and/or exercise your outstanding stock option awards.  Detailed terms and conditions for each award can be found in the Grant Agreement under the “grant details” link.

Restricted Stock Units
RSUs become vested and distributed in shares of Walgreens Boots Alliance, Inc. stock after a three-year vesting period.

RSUs granted under the Long-Term Performance Incentive Plan:

Unvested RSUs are forfeited.

Grant Date	RSUs Granted	Status
11/1/2012	10,835.654	Forfeit

RSUs granted under the 2013 Omnibus Incentive Plan:

Unvested RSUs granted prior to 11/1/2014 vesting within 12 months of the Termination Date will vest on the Termination Date.  Remaining unvested RSUs are forfeited.

Grant Date	RSUs Granted	Status
11/1/2013	8,155.070	Forfeit
9/15/2014	14,540.438	Special grant vested 40% on closing of AB Step 2; remaining 60% vests on Termination Date
11/1/2014	6,472.213	Forfeit

Shares may only be sold during an open trading window.

Performance Shares	Earned award is based on Company performance over a three-year period. PSPs granted under the Long-Term Performance Incentive Plan: Forfeit all unvested awards.

Grant Date	Contingent Award	Status
11/1/2012	(target) 16,559	Forfeit

PSPs granted under the 2013 Omnibus Incentive Plan:

Unvested performance shares granted on 11/1/2013 will be prorated based on the number of full months worked in the performance period and distributed based on actual company performance after the completion of the performance period. Unvested performance shares granted on 11/1/2014 or later are forfeited.

EXHIBIT A

Summary of Separation Benefits for Jeffrey Berkowitz

This is a summary of your separation benefits for which you are eligible based on the Termination Date listed below.

Grant Date	Contingent Award	Status
11/1/2013	(target) 13,048	To be prorated
11/1/2014	(target) 10,361	Forfeit

Shares may only be sold during an open trading window.

Profit Sharing Plan and Executive Deferred Profit Sharing Plan
If you are an active participant in the Walgreens Profit-Sharing Plan, profit sharing deductions and match apply to PTO and frozen vacation payment but not severance payment.

Your options for your account balance under the Profit Sharing Plan are:
•      choose to have your account distributed to you in monthly or annual installments or a single lump sum, or
•      leave your money in the Plan and defer payment (and taxes) to some later date, but you must begin receiving payments when you reach age 70½, or
•     defer income tax, by rolling your Plan account balance into a new employer's plan (if allowed) or an IRA.
You will receive information regarding the timing and form of payment of your current balance in the Executive Deferred Profit Sharing Plan.

Deferred Compensation/ Capital Accumulation	Your deferral plus interest will be paid to you in a lump sum following termination.
Other Benefits
If you are currently enrolled in Walgreens medical (including prescription drug), dental and/or vision insurance, your coverage will continue through the last day of the month in which your employment is terminated.  Disability insurance coverage ends on your last day worked.

Reimbursement of premiums for COBRA coverage with respect to medical (including prescription drug), dental and/or vision insurance for the COBRA period, but not more than  24 months after your active benefit coverage has ended to the extent such premiums exceed the premiums payable for similar coverage by active team members.

Payment Timing
Timing of payment of severance, vested RSUs, deferred compensation and potentially other elements may be delayed until after the six-month anniversary of the Termination Date, as required to comply with tax rules (Internal Revenue Code Section 409A).  You will be notified if any such payment delays apply to you.

This is a summary of benefits.  To the extent that this summary is different than any provision of the applicable plan documents, then the terms of the plan documents shall apply.